Exhibit 10.2

PERPETUAL SOFTWARE LICENSE AGREEMENT

This Perpetual Software License Agreement (the “Agreement”) is made and entered into this 15th day of March, 2009 (the “Effective Date”), by and between CMS Solutions, Inc., a California corporation (“Licensor”), MITCHELL ALLEE (“Allee”) and RPW Consolidated Information Systems Incorporated, a New Hampshire corporation (“Licensee”).

W I T N E S S E T H :

WHEREAS, Licensor has developed and owns software commonly referred to “Icarus Airline Web 6.0”, which is a content management system designed to assist an organization in the travel industry streamline its business processes; and

WHEREAS, Licensee wishes to license the Software from Licensor, and Licensor is willing to license the Software to Licensee, upon the terms and conditions set forth in this Agreement; and

WHEREAS, Allee owns all of the outstanding shares of stock in Licensor.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and warranties herein contained, the parties hereby agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1           “Existing License Agreement” shall mean that certain non-exclusive license agreement for the use of the Software set forth on Exhibit “A” attached hereto.  Licensor agrees that it will not permit the Software to be used under the Existing License Agreement for any purpose beyond the airline operations of Pinnacle Airlines.

1.2           “Intellectual Property” shall mean all logos, domain names, trademarks and service marks (whether registered or unregistered), trade names, trade dress, designs and general intangibles of like nature, together with all goodwill related thereto (collectively, “Trademarks”); United States and foreign patents, patent applications, patent license rights, industrial design registrations, patentable inventions and certificates of invention (including any continuations, continuations-in-part, divisionals, reissues, renewals and applications related thereto) (collectively “Patents”); rights associated with works of authorship or expression, including all exclusive exploitation rights, copyrights, neighboring rights, moral rights and mask works (including any registrations and applications therefor and whether registered or unregistered), (collectively “Copyrights”); and information, including a formula, pattern, compilation, program, device, method, technique, or process, that:  (1) derives independent economic value, actual or potential, from not being generally known to the public or to other Persons who can obtain economic value from its disclosure or use; and (2) is the subject of efforts to maintain its secrecy (collectively, “Trade Secrets”).  “Trade Secrets” include computer software; databases; works of authorship; mask works; technology; know-how, proprietary processes, formulae, algorithms, models, user interfaces, customer lists, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information.

1.3           “Law” shall mean any federal, state, local or other law, statute, ordinance, regulation, rule, policy, guideline, ordinance, order, judgment, consent decree, permit, settlement agreement, judicial or administrative decision, injunction or requirement of any kind applicable to or binding on Licensee, Licensor, or the Software.

1.4           “Licensee Derivative Works” shall mean all modifications, improvements, additions, changes, revisions and enhancements, and any derivatives thereof, of the Software developed by Licensee.

1.5           “Lien” shall mean any encumbrance or restriction of any kind, including, without limitation, any pledge, security interest, lien, charge, hypothecation, claim, option, right of first refusal or restriction, however imposed.

1.6           “Losses” shall mean all liabilities, equitable remedies, losses, costs, fines, damages of any nature, judgments, penalties, diminution of value, or expenses (including, without limitation, reasonable attorneys’ fees and costs of litigation).

1.7           “Person” shall mean any individual, corporation, partnership, limited liability company, association, trust, or other entity or organization.

1.8           “Software” shall mean the Icarus Airline Web 6.0 software and includes any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, schematics, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, and (iv) all documentation, including user manuals and training materials, relating to any of the foregoing (the “Documentation”).

1.9           “Travel Applications” shall mean the use of the Software for all applications involving the travel industry, including, but not limited to, air travel, bus travel, train travel, cruises, travel agencies, on-line bookings, hotels, rental cars, travel attractions, tours, and related travel services.

ARTICLE II
GRANT OF LICENSE

2.1           Licensor hereby grants to Licensee, with the exception of the Existing License Agreement, an exclusive, worldwide, irrevocable, perpetual license to use and sublicense Licensor’s Software for any and all Travel Applications.  Licensor has supplied Licensee without charge one (1) copy of all Documentation.  For clarity, Licensor and Allee confirm that exclusive ownership and use of the Software for Travel Applications belong to Licensee, and neither Licensor nor Allee shall ever be permitted to use the Software or any portion or derivatives thereof for Travel Applications.

Licensee may request Licensor’s consent to other uses of the Software not interfering with Licensor’s use or planned use or marketing of the Software for applications other than Travel Applications and Licensor’s consent thereto shall not be unreasonably withheld.

2.2           Licensee may use, enjoy and obtain economic benefit from the Software in any manner it chooses, including without limitation entering into sublicense arrangements.  Licensor acknowledges that Licensee intends to modify the Software for application in its own business or in the businesses of Licensee’s sublicensees.  Licensor shall provide Licensee with a copy of the source code for such purposes.  Nothing contained herein shall preclude Licensee from compiling a program in which a source code listing is produced in the ordinary course of modifying or enhancing the Software.  Any modified version of the licensed Software will constitute Licensee Derivative Works hereunder that may be used by Licensee and that shall be owned exclusively by Licensee.  Licensor shall have no rights to any of Licensee’s Derivative Works and if exposed to any of Licensee’s Derivative Works, shall treat such Derivative Works as Licensee’s confidential information and shall not use or disclose such Derivative Works at any time without the prior written consent of Licensee.  Licensor agrees to take reasonable steps necessary to insure that persons having access to Licensee’s Derivative Works refrain from any unauthorized reproduction or disclosure of such information and data other than to those employees of Licensor who (i) have a need to have such access in order to enable Licensee to utilize the Software as contemplated by this Agreement, and (ii) have been advised of and have agreed to treat such Derivative Works as confidential.  Licensor agrees to take reasonably necessary security measures in order to satisfy its obligations of nondisclosure hereunder.  Licensor agrees to notify Licensee promptly of the circumstances surrounding any unauthorized possession, use or knowledge of any part of Licensee’s Derivative Works or physical embodiments thereof, the Documentation therefore, or other information made available to Licensor pursuant to this Agreement.  Licensor acknowledges and agrees that in the event of an unauthorized reproduction or disclosure of any confidential information or data subject to this Section, Licensee will not have an adequate remedy at law and therefore injunctive or other equitable relief would be proper to restrain such reproduction or disclosure, threatened or actual.

2.3           Allee and Licensor each covenant and agree that for a period of five (5) years following the Effective Date, they shall not develop, support, market, sell, or otherwise promote, either directly or indirectly, any product with substantially similar functionality to the Software in the field of Travel Applications. So long as (and only so long as) Allee owns, controls and manages Licensor, nothing in this Section 2.3 shall preclude Allee or Licensor from developing, marketing or supporting software for venue-specific travel attractions. By way of example, Licensor would have the ability to perform software services in connection with campgrounds, concert halls, nature tours, historic tours and the like, but not if coupled with other Travel Applications. By way of amplification, nothing herein shall ever permit Allee or Licensor (during the restricted period) to perform software services for airlines (other than under the Existing License Agreement) or travel agencies or for on-line booking services for air transportation, hotels, rental cars or travel packages.  Further, Allee (but not Licensor) shall not be precluded from consulting on an hourly fee for service basis concerning travel or reservation matters, but shall not be permitted to sell or develop software in that role.  Allee may also request Licensee’s consent to other activities not interfering with Licensee’s use or planned use or marketing of the Software, and Licensee’s consent shall not be unreasonably withheld.  As a condition to permitting Licensor or Allee to perform services within the exceptions provided in this Section 2.3, Licensor and Allee shall be required to report to Licensee monthly (or at such other intervals to which parties may agree) as to all activities conducted by Licensor or Allee within such exceptions.

2.4           Licensor covenants and agrees that for a period of one (1) year following the Effective Date (the “Transition Period”), Licensor shall provide Licensee with ongoing support in connection with the maintenance and proper performance of the Software and for the creation and performance of any Licensee Derivative Works that may be developed by Licensee during the Transition Period. The terms of such support shall be as described in Exhibit “B” attached hereto and hereby made a part hereof.

2.5           Licensor agrees that Licensee (or Allegiant as its successor in interest) will have the right to directly hire any personnel of Licensor without any liability to Licensor whatsoever. Licensor acknowledges that Licensee (or Allegiant) will likely offer employment to one or more of Licensor’s programmers.

ARTICLE III
LICENSE FEE; DEFAULT

3.1           The total fee (the “License Fee”) for the license granted hereunder shall be Seven Thousand One Hundred Fifty (7,150) shares (the Allegiant Shares”) of Allegiant Travel Company (“Allegiant”). The Allegiant Shares shall be issued in the name of Licensor upon the execution of this Agreement. Licensor acknowledges the Allegiant Shares are not registered under federal or state securities laws and Licensor will not be able to resell the Allegiant Shares without registration under federal and applicable state securities laws or without an exemption therefrom.

3.2           The following rights and obligations of the respective parties shall survive termination under this Article III:

(a)           the representations and warranties of Licensor under Article IV shall survive and continue and shall bind Licensor and its legal representatives, successors, heirs and assigns; and

(b)           sublicenses granted by Licensee pursuant to this Agreement prior to the date of termination shall continue in effect.

3.3           This Agreement shall have an indefinite term, shall not be terminable and shall remain in full force and effect perpetually.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF LICENSOR

Licensor makes the following representations and warranties to Licensee:

4.1           Licensor is a duly organized corporation, validly existing and in good standing under the laws of the State of California, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

4.2           Licensor has full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.  The execution, delivery and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Licensor.  This Agreement has been duly and validly executed and delivered by Licensor, and constitutes the legal, valid and binding obligation of Licensor, enforceable in accordance with its terms.  The execution, delivery and performance by Licensor of this Agreement and all other instruments, agreements, certificates and documents contemplated hereby (a) do not, and will not, violate or conflict with any provision of the articles of incorporation, bylaws or other governing documents of Licensor; (b) do not, and will not, violate or constitute a default under any Law or any contract to which Licensor is a party, or by which Licensor or the Software is bound; (c) will not result in the creation of any Lien upon the Software; and (d) to the best of Licensor’s knowledge, do not, and will not, constitute an infringement or other violation of any copyright, trade secret, trademark, patent, invention, proprietary information, non-disclosure or other rights of any third party.  No notice to, filing with, authorization of, exemption by, or consent of any Person is required in order for Licensor to consummate the transactions contemplated hereby.

4.3           Licensor has provided all versions, modifications, modules and portions of the Software to Licensee, including all manuals, work papers and other documents and electronic information related to the Software.

4.4           To the best of Licensor’s knowledge, the Software is merchantable and fit for the particular purposes for which it is intended and operates substantially in accordance with the specifications contained in the Documentation.

4.5           Licensor has good and marketable title to the Software, free and clear of all Liens.

4.6           To the best of Licensor’s knowledge, there are no agreements or contracts, whether or not in writing, to which Licensor is a party which may:  (i) contain provisions restricting and/or affecting the development, distribution, use, marketing or sales of products or services relating to the Software; (ii) involve any joint venture, partnership, license or other arrangement through which another party has any ownership or use rights in the Software; (iii) identify the Software for security against a debt or obligation; or (iv) require the disclosure of the Software’s source or object code or a portion thereof.

4.7           There is no action, suit, proceeding, or investigation pending or, to the best of Licensor’s knowledge, threatened against Licensor that (i) questions the right of Licensor to enter into this Agreement or to consummate the transactions contemplated hereby or thereby, (ii) questions Licensor’s ownership of the Software, or (iii) would, if determined adversely, result in Licensor being deemed anything less than the complete owner of all intellectual property rights in the Software.  Licensor is aware of no other litigation, claims or threatened claims pertaining to the Software.

4.8           To the best of Licensor’s knowledge, Licensor has taken commercially reasonable steps in accordance with normal industry practice to protect the Intellectual Property contained in the Software; provided, however, that Licensee recognizes that Licensor has not taken steps to copyright the Software.

4.9           To the best of Licensor’s knowledge, the Software does not infringe upon, violate or constitute the unauthorized use of any rights owned or controlled by any third party.

4.10         To the best of Licensor’s knowledge, no third party is misappropriating, infringing, diluting or violating any Intellectual Property contained in the Software.  At Licensee’s direction, Licensor will enforce all rights it may have against anyone who acquired access to the Software through Licensor.

4.11         To the best of Licensor’s knowledge, the Software does not and will not contain any software routine, code or instruction, hardware component or combination of the above which is designed to intentionally disable or otherwise repossess the Software by electronic or other means for any reason.  To the best of Licensor’s knowledge, the Software does not and will not contain any software routine, code or instruction, hardware component or combination thereof (collectively a “Virus”), that is designed to (a) permit unauthorized access to any of the end-user’s computer systems; or (b) disable, delete, modify, damage or erase software, hardware or data.  The term “Virus” is intended to include, but is not limited to, components that are commonly referred to as “viruses,” “back doors,” “time bombs,” “Trojan Horses,” “worms,” or “drop dead devices.”

4.12         The Software was either (i) developed by Licensor; or (ii) developed by independent contractors who have assigned their rights to Licensor pursuant to written agreements.  To the best of Licensor’s knowledge, the Software does not contain any programming code, documentation or other materials or development environments that embody Intellectual Property rights of any Person other than Licensor, except for such materials or development environments obtained by Licensor from other Persons who make such materials or development environments generally available to all interested purchasers or end-users on standard commercial terms without limitations on use, modifications or commercialization.  Licensor agrees to notify Licensee promptly of the circumstances surrounding any unauthorized possession, use or knowledge of any part of the Software or physical embodiments thereof, the Documentation or other information licensed to Licensee pursuant to this Agreement.

ARTICLE V
INDEMNIFICATION

5.1           Licensor agrees to indemnify and defend Licensee and its affiliates (as well as Licensee’s and such affiliates’ respective directors, officers, agents and employees) (each an “Indemnified Party” and collectively the “Indemnified Parties”) against, and agrees to hold them harmless from, any Losses incurred or suffered by the Licensee relating to or arising out of any of the following:

(a)           any breach of or inaccuracy in any representation or warranty made by Licensor pursuant to this Agreement or any certificate, document, writing or instrument delivered by Licensor pursuant to this Agreement;

(b)           any breach of or failure by Licensor to perform any covenant or obligation of Licensor set out in this Agreement; and

(c)           any alleged, contingent or absolute debt, claim, obligation or other liability of Licensor.

5.2           The Indemnified Party shall give prompt notice to Licensor, in accordance with the terms of Section 6.2, of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder (an “Action”), specifying with reasonable particularity the basis therefor and giving Licensor such information with respect thereto as Licensor may reasonably request (but the giving of such notice shall not be a condition precedent to indemnification hereunder).  Licensor may, at its own expense, (a) participate in and (b) upon notice to the Indemnified Party and Licensor’s written agreement that the Indemnified Party is entitled to indemnification pursuant to Section 5.1 for Losses arising out of such Action, at any time during the course of any Action, assume the defense thereof; provided, that (v) Licensor’s counsel is reasonably satisfactory to the Indemnified Party; (w) Licensor’s counsel’s representation of both Licensor and the Indemnified Party will not result in a conflict of interest; (x) the Indemnified Party is reasonably satisfied that Licensor has the financial ability to satisfy any judgment that may be awarded pursuant to such Action; (y) Licensor shall thereafter consult with the Indemnified Party upon the Indemnified Party’s request for such consultation from time to time with respect to such Action; and (z) Licensor shall thereafter diligently pursue the defense of such Action.  If Licensor assumes such defense on such terms, the Indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Licensor.  If Licensor does not assume such defense on such terms, the Indemnified Party shall have the right (but not the duty) to assume the defense of such Action at Licensor’s expense.  Whether or not Licensor chooses to defend or prosecute any such Action, all of the parties hereto shall cooperate in the defense or prosecution thereof.  In the event that Licensor elects not to assume the defense of any Action, such election shall not relieve Licensor of its obligations hereunder.

5.3           No party shall settle or compromise any claim, suit, action or proceeding without the prior written consent of the other party, which shall not be unreasonably withheld, conditioned or delayed.  Any settlement or compromise made or caused to be made by the Indemnified Party or Licensor, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Section 5.2 shall also be binding upon Licensor or the Indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

5.4           Should any part of the Software, or the operation thereof, become or in Licensee’s reasonable opinion be likely to become, the subject of a Claim, Licensor shall have the obligation, at Licensor’s expense, to either (i) procure for the Licensee the right to continue using and copying such part of the Software, or (ii) replace or modify such part of the Software so that it becomes non-infringing.

ARTICLE VI
MISCELLANEOUS

6.1           This Agreement may not be amended, modified or supplemented unless such amendment is in writing and duly executed by the parties.  No approval, consent or waiver will be enforceable unless signed by the granting party.  Failure to insist on strict performance or to exercise a right when entitled does not prevent a party from doing so later for that breach or a future one.

6.2           Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, telecopy or other wire transmission or (c) three (3) business days after being deposited in the mail, certified or registered mail, postage prepaid:

If to Licensor or Allee, to:

CMS Solutions, Inc.

2727 N. Grove Industrial

Fresno, California  93727

Attn:  Mitchell Allee

With a copy to:

Caswell, Bell & Hillison, LLP

5200 N. Palm Avenue, Suite 211

Fresno, California 93704

Attn:  James Bell, Esq.

If to Licensee, to:

RPW Consolidated Information Systems Incorporated

1100 Peaked Hill Road

Bristol, NH  03222

Attn:  Rob Wilson

With copies to:

Allegiant Travel Company

8360 S. Durango Drive

Las Vegas, NV 89113

Attn:  Maurice J. Gallagher, Jr.

And also to:

Ellis Funk, P.C.

3490 Piedmont Road, Suite 400

Atlanta, GA  30305

Attn:  Robert B. Goldberg, Esq.

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

6.3           This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  This Agreement may be signed by the parties in separate counterparts, with the same effect as if all parties signed the same counterpart.  A counterpart signed by a party and transmitted to another party by facsimile will have the same effect as the delivery of the original counterpart.

6.4           Licensor is and shall be an independent contractor to Licensee, and nothing herein shall be deemed to cause this Agreement to create an agency, partnership, or joint venture between the parties.  Nothing in this Agreement shall be interpreted or construed as creating or establishing the relationship of employer and employee between Licensee and either Licensor or any employee or agent of Licensor.

6.5           This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California applicable to contracts executed in and performed entirely within that State.

6.6           This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns.  Notwithstanding anything contained herein to the contrary, Licensee shall be permitted to transfer (by merger or otherwise) all of its right, title and interest in this Agreement to Allegiant or an affiliated entity.  In that regard, Allegiant (or its affiliate) shall be a third party beneficiary of this Agreement, entitled to enforce any provisions hereof to the same extent as Licensee, with or without Licensee’s involvement in such enforcement proceedings.  Upon such transfer and assignment, Allegiant shall succeed to all rights of Licensee hereunder, including, but not limited to, Licensee’s rights to indemnification pursuant to Section 5.1 hereof.

6.7           This Agreement sets forth the entire agreement and understanding of the parties in respect to the transactions contemplated hereby and supersedes all prior agreements, arrangements and understandings relating to the subject matter hereof and is not intended to confer upon any other person any rights or remedies hereunder.  There have been no representations or statements, oral or written, that have been relied on by any party hereto, except those expressly set forth in this Agreement.

6.8           Subject to the terms and conditions expressly set forth herein, the parties hereto shall use their best commercially reasonable efforts to do and perform or cause to be done and performed all further acts required hereby, and in that connection shall execute and deliver all other agreements, certificates, instruments or documents, as the other party may reasonably request in order to promote and effectuate the intent and purpose of this Agreement and the consummation of the exclusive license contemplated hereby.  Neither party hereto shall voluntarily undertake any course of action inconsistent with the performance or satisfaction of the requirements applicable to it set forth in this Agreement, and each party shall promptly do all such acts and take all such measures as may be appropriate to enable it to perform as early as practicable the obligations herein required to be performed by it.

6.9           The parties acknowledge and agree that each of them have participated in the drafting of this Agreement and that this Agreement has been reviewed by the respective legal counsel for such parties and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement.  No inference in favor of, or against, any party shall be drawn from the fact that one party has drafted any portion of this Agreement.

6.10         All Exhibits referred to in this Agreement are hereby made a part hereof and incorporated herein by reference.

6.11         Whenever possible each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, or determined to be void or unenforceable for any reason, then such provision or term shall be ineffective only to the extent of such prohibition, invalidity or unenforceability, without invalidating or affecting in any manner whatsoever the remainder of such provision or term or the remaining provisions or terms of this Agreement, and the prohibited, invalid or unenforceable provision shall be modified to the minimum extent necessary to make it permissible, valid and enforceable, unless the result of any such invalidity or unenforceability shall be to cause a material failure of consideration to the party seeking to sustain the validity or enforceability of the subject provision.

IN WITNESS WHEREOF, the parties have executed and caused this Agreement to be executed and delivered on the date first above written.

LICENSEE:
RPW Consolidated Information Systems Incorporated

By:	/s/ Robert P. Wilson, III
Robert Wilson, President

LICENSOR:
CMS Solutions, Inc.

By:	/s/ Mitchell Allee
Mitchell Allee, President

ALLEE:

/s/ Mitchell Allee
Mitchell Allee

EXHIBIT “A”

Existing License Agreement

Pinnacle Airlines

EXHIBIT “B”

Support Agreement

Transition Support to be provided by Licensor (CMS) in accordance with the following:

1.             CMS shall guarantee Licensee up to 12 months of programming support at a maximum of $50,000.00 per month.  The contracted support shall provide Licensee with at least the same support level as has been provided by CMS to Licensee over the previous two years; provided, however, that Allee shall not be required to devote his personal time to the Licensee support.

2.             The support shall be provided by the same CMS personnel who have supported Licensee’s system over the previous two years to the extent they continue to work for CMS.  It is contemplated that the support will be provided by four (4) programmers who will work essentially on a full-time basis in support of Licensee’s applications.  If one or more of the programmers assigned to Licensee’s support is no longer employed by CMS or is otherwise unable or unwilling to provide such support, then CMS shall have the right to replace such programmer with another programmer acceptable to Licensee, in its reasonable discretion.  If CMS does not seek to replace a programmer or if the replacement selected by CMS is not acceptable to Licensee, then the support payment shall be reduced by $12,500.00 per month for each programmer no longer working on the support for Licensee.

3.             Licensee will have the right to offer positions to CMS programming staff.  Should a member of the current CMS staff accept a position with Licensee, the monthly support rate will be reduced by $12,500.00 per staff member hired by Licensee.

4.             Licensee shall have the right to reduce the level of support to be provided by CMS upon sixty (60) days prior written notice, and the monthly support rate shall be reduced proportionately upon the effective date of such reduction.

5.             As a condition of the support contract, CMS agrees to assist in bringing new Licensee programmers up to speed with existing software processes being utilized in the development and maintenance of the Software provided that CMS has personnel to provide this support (that is, CMS shall not be required to employ additional personnel to provide the support).  CMS agrees to provide this support in its Fresno office or in Licensee’s Las Vegas office as requested by Licensee.  If Licensee requests services to be provided away from CMS’s office, then Licensee shall reimburse CMS for reasonable out-of-pocket travel expenses incurred in connection with such services (subject to Licensee’s policies for travel cost reimbursement).

6.             Once the monthly support rate has been reduced to zero, CMS shall make available to Licensee support on an hourly basis and at an hourly support rate provided that CMS has personnel to provide this support (that is, CMS shall not be required to employ additional personnel to provide the support).  The support rate would allow Licensee access to CMS programmers for additional support at Licensee’s request.  The additional support would be billed at a rate per hour as follows:

Programmer - $75.00 per hour

Consulting Level - $200.00 per hour (Mitch Allee)

Expenses for travel to be paid by Licensee

7.             Licensee shall have exclusive title to and use of all copyrights, patents, trade secrets, or other intellectual property rights associated with any programmed software, procedures, work-flow methods, reports, manuals, visual aids, documentation, ideas, concepts, techniques, inventions, processes, or works of authorship developed or created by CMS or its employees or contractors as a part of the work for Licensee under this Support Agreement (“Work Product”). Licensee shall have the sole right to obtain and to hold in its own name copyright, patent, trademark, trade secret, and any other registrations, or other such protection as may be appropriate to any Work Product, and any extensions and renewals thereof. All such Work Product made as a part of the services rendered under this Support Agreement shall, to the extent possible, be deemed “works made for hire” within the meaning of the Copyright Act of 1976, as amended (the “Copyright Act”). CMS hereby expressly disclaims any interest in any and all Work Product.  To the extent that any Work Product is found as a matter of law not to be a “work made for hire” under the Copyright Act, CMS hereby assigns to Licensee the sole right, title and interest, including the copyright, in and to all such Work Product, and all copies of them, without further consideration.  For purposes of assignment of CMS’s copyright in such Work Product, CMS hereby appoints Licensee as its attorney-in-fact for the purpose of executing any and all documents relating to such assignment.  CMS shall obtain specific agreement to the terms of this Section from each of its employees and contractors assigned to perform services under this Support Agreement.

The provisions of this Item 7 shall not be interpreted to expand the scope of the license provided by CMS to Licensee under Article II of the Perpetual Software License Agreement to which this Support Agreement is attached.